Exhibit 10.11

FIRST AMENDMENT
TO THE
FEDERAL HOME LOAN MORTGAGE CORPORATION
1995 STOCK COMPENSATION PLAN

FIRST AMENDMENT TO THE FEDERAL HOME LOAN MORTGAGE 1995 STOCK COMPENSATION PLAN (the “Plan”) by the FEDERAL HOME LOAN MORTGAGE CORPORATION (the “Corporation”), a corporation organized and existing under the laws of the United States of America.

W I T N E S S E T H:

WHEREAS, the Plan was adopted effective May 2, 1995, and

WHEREAS, the Corporation desires to amend the Plan to permit the Committee to authorize the transfer of certain awards made under the Plan and to give the Committee the authority to approve certain amendments to the Plan, and

WHEREAS, Section 8.4 of the Plan permits the Board of Directors to amend the Plan, and

WHEREAS, the appropriate officer of the Corporation has been duly authorized to execute this amendment.

NOW, THEREFORE, the Plan is hereby amended as follows:

1. Plan Section 6.8 is amended to read as follows effective January 1, 1999:

Limitations on Transferability.  Awards and any other rights under the Plan will not be transferable by a Participant except by will or the laws of descent and distribution (or to a designated Beneficiary in the event of the Participant’s death), and, if exercisable, shall be exercisable during the lifetime of a Participant only by such Participant or his guardian or legal representative. The foregoing notwithstanding, if and to the extent expressly permitted by the Committee, and subject to such terms and conditions as established by the

Committee, such Awards and other rights (other than Incentive Stock Options and SARs in tandem therewith) may be transferred by a Participant after his or her Retirement to one or more Beneficiaries, or may be transferred by a Participant prior to Retirement to one or more Beneficiaries for purposes of the Participant’s estate planning, and may be exercised by such transferees in accordance with the terms of such Award. Awards and other rights under the Plan may not be pledged, mortgaged, hypothecated, or otherwise encumbered, and shall not be subject to the claims of creditors. No transfer by will or the laws of descent and distribution shall be effective to bind the Corporation unless the Corporation shall have been furnished with a copy of such will or other evidence as the Corporation may deem necessary to establish the validity of the transfer.

2. Plan Section 8.4 is amended to add the following sentence after the first sentence of that Section, effective as of March 5, 1999:

Consistent with applicable law, the Board may delegate to the Committee the authority to amend the terms of the Plan; provided that no delegation will serve to permit the Committee to amend this Section, or Section 4.1.

IN WITNESS WHEREOF, the Corporation has caused this FIRST AMENDMENT TO THE FEDERAL HOME LOAN MORTGAGE CORPORATION 1995 STOCK COMPENSATION PLAN to be executed by its duly authorized officer, this 6th day of April, 1999.

FEDERAL HOME LOAN
MORTGAGE CORPORATION

By:	/s/ Leland Brendsel
Leland Brendsel

ATTEST:

/s/  Keith Earley
Assistant Secretary